LONG-TERM ENHANCEMENT PLAN FOR SENIOR EXECUTIVES OF
                             ROGERS CORPORATION

                              Second Amendment

     Pursuant to the powers and procedures for amendment of the Long-Term Enhancement Plan for Senior Executives of Rogers Corporation, effective as of December 17, 1997 (the "Plan"), described in Section 10 of the Plan, the Compensation and Organization Committee of the Board of Directors of Rogers Corporation (the "Committee") hereby amends the Plan effective as of August 21, 2002:

     Section 4 is amended by deleting the first sentence thereof in its entirety and substituting therefor the following sentence:

     "Participants in the Plan shall be those Employees who are recommended for participation in the Plan by the Chief Executive Officer of the Company and who receive the Committee's approval for participation in the Plan."

     Except as so amended, the Plan in all other respects is hereby confirmed.

     IN WITNESS WHEREOF, the Committee has caused this Second
Amendment to the Plan to be duly executed on this 7th day of October, 2002.


					ROGERS CORPORATION


                                        By:  /s/  Robert M. Soffer
                                             Robert M. Soffer
                                             Vice President and Treasurer